Exhibit 99.1

Contacts:	Valerie Moens (Media)	Shep Dunlap (Investors)
	+1-847-943-5678	+1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Names

Luca Zaramella as Chief Financial Officer

Zaramella Succeeds Brian Gladden on August 1, Following Transition Process

DEERFIELD, Ill. – June 19, 2018 – Mondelēz International today announced that Luca Zaramella, 49, Senior Vice President of Corporate Finance and a 20-year veteran of the company, will become EVP, Chief Financial Officer (CFO), effective August 1, 2018.

As CFO, Zaramella will be responsible for the oversight of the company’s global Finance, Information and Technology Solutions and shared services functions. He will report directly to Dirk Van de Put, Chairman and Chief Executive Officer, and will be a member of the Mondelēz International Leadership Team. Zaramella will replace Brian Gladden, who will leave the company in August. After 10 years as a public company CFO, Gladden has decided to pursue an opportunity outside of the Fast Moving Consumer Goods sector.

“Luca is a strong financial and strategic leader who possesses deep knowledge of our commercial business at a local level around the world and deep financial expertise,” said Van de Put. “He has been developed to take on this role for many years and has been closely involved in the development of our new strategic framework. I feel fortunate to have such an experienced executive move seamlessly into the CFO role, and I’m excited to partner with him as we deliver on our new long-term strategy and drive shareholder value creation.”

Van de Put continued, “I want to thank Brian for his many contributions to our company, including helping with my transition into the CEO role. We wish him all the best in this exciting new chapter of his career and appreciate his commitment to helping prepare Luca for this role.”

Gladden said, “I have enjoyed working with the Mondelēz International team to build a world-class global Finance organization. Leaving the company is a tough decision, but I look forward to a new career experience and depart knowing that Luca is an ideal choice to be the company’s next CFO. Luca and I have worked side-by-side over the past few years, and I have incredible respect for his financial expertise and company knowledge. I’m confident in the company’s long-term strategic direction and the team who will lead its delivery including Dirk, and now, Luca.”

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With more than 20 years of broad financial experience in both emerging and developed markets, and a track record of delivering strong results, Zaramella has an intimate knowledge of the company’s business across products, markets, operations, competitors and customers. Over the past four years, Luca has assumed a range of responsibilities to prepare him for this role, including Corporate Controller, Treasurer and global head of Financial Planning & Analysis. Zaramella has served as Mondelēz International’s Senior Vice President of Corporate Finance since 2016 and was the Senior Vice President and Corporate Controller from 2014 to 2016. Prior to that, he was Senior Vice President, Finance of Mondelez Europe. He began his career with the company in Italy before holding positions of increasing seniority in Latin America, Europe and North America.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) is building the best snacking company in the world, with 2017 net revenues of approximately $26 billion. Creating more moments of joy in approximately 160 countries, Mondelēz International is a world leader in biscuits, chocolate, gum, candy and powdered beverages, featuring global Power Brands such as Oreo and belVita biscuits; Cadbury Dairy Milk and Milka chocolate; and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, Nasdaq 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow the company on Twitter at www.twitter.com/MDLZ.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “expect,” “deliver” and similar expressions are intended to identify the company’s forward-looking statements, including, but not limited to, statements about: the company’s CFO transition, its strategy and shareholder value creation. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the company’s control, which could cause the company’s actual results to differ materially from those indicated in the company’s forward-looking statements. Please see the company’s risk factors, as they may be amended from time to time, set forth in its filings with the SEC, including the company’s most recently filed Annual Report on Form 10-K. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

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